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BARNWELL INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

NED L. SHERWOOD NLS ADVISORY GROUP, INC. MRMP-MANAGERS LLC BRADLEY M. TIRPAK SCOTT D. KEPNER DOUGLAS N. WOODRUM PHILLIP J. MCPHERSON

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MRMP-Managers LLC and Barnwell Industries’ Largest Independent Shareholder Group Demands the Board Immediately Hold a Shareholders Meeting

Deficiency Letter from the NYSE American Highlights Need for Drastic Change

Group Has Nominated Five New Director Candidates

February 4, 2020

VERO BEACH, Fla. --(BUSINESS WIRE)--MRMP-Managers LLC, NLS Advisory Group, Inc., Ned L. Sherwood, and Bradley M. Tirpak announced today that they have sent the following letter and press release to shareholders of Barnwell Industries, Inc. (NYSE American: BRN) (“Barnwell”).

Dear Fellow Shareholder,

We were recently very disappointed to learn that Barnwell has delayed calling the annual shareholders meeting normally scheduled for March of each year. As you know from our previous letters and announcements, we collectively own 15.4% of the outstanding shares in Barnwell and have nominated five new, highly qualified directors to serve on the board of directors.

Barnwell Shareholders are Disappointed and Frustrated!

We have heard from many disappointed and frustrated shareholders and we believe that Barnwell’s shareholders must be allowed to exercise their fundamental right to vote on Barnwell’s directors. Barnwell is legally required to hold an annual meeting, and we believe any delay is purely a tactic to entrench the current board and management so they can continue to receive their excessive compensation.

The Incumbent Board is Rewarding Poor Performance!!

Over the past ten fiscal years from 2010 to 2019, the Company has announced over $34 million in losses with the stock down 87%. Yet, this board and management have received over $19 million in compensation!

But wait! There’s more – Barnwell is about to be Delisted!!!

Adding insult to injury, on January 13, 2020, Barnwell received a “Deficiency Letter” from the NYSE American stock exchange stating that Barnwell is not in compliance with the exchange’s listing standards because of its persistent losses from continuing operations and lack of sufficient shareholder’s equity.

Every day this Existing Board stays in place Shareholder Value is Destroyed!!!!

After many years of losses and accepting what we believe is excessive compensation, this aging board is suddenly amending by-laws, creating a new nominating committee, and going through the motions of considering new directors, all while denying shareholders their right to vote at a meeting. In our opinion, delaying the annual meeting coupled with the Deficiency Letter are yet more justifications for a new board. We call on Barnwell to call and hold a shareholder meeting as required by law.  We do not intend to sit back while the board delays and entrenches itself.

We have heard from many shareholders who share our sentiments and support our effort. To make sure that we can contact you with a ballot and more information, we would like to hear from every shareholder.

Please call us at (646) 921-2080 or contact us via mandriasova@SherwoodFamilyOffice.com

Sincerely,

Ned L. Sherwood and Bradley M. Tirpak

Ned L. Sherwood, Bradley M. Tirpak, NLS Advisory Group, Inc., and MRMP-Managers LLC intend to make a filing with the SEC of a proxy statement and accompanying proxy card to solicit votes for the election of director nominees at the 2020 annual meeting of shareholders of Barnwell Industries, Inc. Ned L. Sherwood Revocable Trust, of which Ned L. Sherwood is the beneficiary and the trustee, holds 238,038 shares of common stock of Barnwell, and MRMP-Managers LLC, of which Mr. Sherwood is the Chief Investment Officer, holds 1,000,211.138 shares of common stock of Barnwell. Mr. Sherwood is deemed to beneficially own all of these shares.  Bradley M. Tirpak holds 34,127 shares of common stock of Barnwell. Ned L. Sherwood, Bradley M. Tirpak, NLS Advisory Group, Inc., and MRMP-Managers LLC, and their nominees to the Barnwell board are the participants in this proxy solicitation.  Information regarding the participants and their interests in the solicitation will be included in their proxy statement and other materials filed with the SEC.

SHAREHOLDERS OF BARNWELL SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ANNUAL MEETING, THE NOMINEES TO THE BOARD, AND SOLICITATION OF PROXIES.  THESE PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

Contacts:

Peter Casey

Alliance Advisors

(800) 574-5961

pcasey@allianceadvisors.com

Maria Andriasova

NLS Advisory Group, Inc.

(646) 921-2080

mandriasova@SherwoodFamilyOffice.com